Exhibit  99.2

LINDBLAD EXPEDITIONS HOLDINGS, INC. SIGNS AGREEMENT WITH

ULSTEIN VERFT FOR BUILDING OF NEW POLAR VESSEL

World’s Foremost Expedition Vessel Will Be the First Polar New Build in the
Lindblad Expeditions-National Geographic Fleet

NEW YORK, NY, November 7, 2017 --- Lindblad Expeditions Holdings, Inc. (NASDAQ: LIND; “Lindblad”, the “Company”), the global leader of expedition cruises and adventure travel experiences, today announced that it has signed an agreement with Norwegian shipbuilder and ship designer Ulstein to build the world’s foremost expedition ship.

The new vessel will be built in Ulsteinvik, Norway and is scheduled for delivery in the first quarter of 2020, with an option for two additional ships to be delivered in subsequent years.

The state-of-the-art polar vessel has been designed as the ultimate expedition platform with a focus on safety and comfort, as well as incorporating innovative sustainability solutions to reduce its environmental impact. A core feature is Ulstein’s signature X-BOW®, a distinctive bow that provides fuel efficiency while significantly improving guest comfort in rough seas; and a very high ice class for access deep into polar regions. The ship’s expanded fuel and water tanks provide for extended operations in remote areas; while the zero-speed stabilizers will ensure stability underway, whether at zero speed when stopped for wildlife observation, or embarking/disembarking the ship.

“We are incredibly excited to be working with Ulstein and their brilliant team of engineers and designers on this state-of-the-art vessel as we continue expansion of our fleet. It is the next step in the long-term growth of the company, and will be the most extraordinary global expedition ship in the world on a multitude of levels,” said Sven Lindblad, President and CEO of Lindblad.

“The launch of this ship will mark the 50th anniversary year of the first-ever purpose-built expedition ship, Lindblad Explorer, which was built by my father, Lars-Eric Lindblad, and will set another important milestone in the company’s commitment to deliver expedition travel at its best,” added Lindblad

In keeping with the Lindblad Expeditions-National Geographic ethos to connect guests with the environment being explored, the ship will be designed to access the outside environment from anywhere on the ship. With 75% of the cabins featuring balconies for private viewing; multiple observation decks inside and outside, and new “observation wings,” the surrounding environs will always be accessible. Off-ship exploring will be greatly enhanced with an innovative Zodiac loading system which will allow everyone to get ashore quickly and safely, ensuring quick access to every destination. The ship’s complement of expedition tools for exploration will include kayaks, cross-country skis, a remotely operated vehicle (ROV), hydrophones, a video microscope, underwater video cameras, a helicopter landing platform, and more to be announced in the coming months.

The ship will afford gracious comfort and an unparalleled level of service, with the highest comfort class for guests to ensure a quiet and peaceful environment onboard. The 69 spacious guest cabins and suites will include 12 cabins for solo travelers. The spa and fitness area will include treatment rooms, saunas, a fitness room, a relaxation area and yoga room; and there will be two infinity Jacuzzis for the utmost relaxation in pristine environments. Dining offerings include a main restaurant with outstanding views to the surroundings, and an outdoor barbeque and bistro area.

“Our expedition cruises, operated through our alliance with Lindblad Expeditions, have delivered remarkable experiences to our guests for the past 13 years,” said Nancy Schumacher, head of Travel and Tour Operations for National Geographic. “The expansion of the Lindblad-National Geographic fleet is truly terrific news, as it allows us to offer these unforgettable trips to even more travelers in the future. We look forward to joining our partner Lindblad Expeditions in celebrating the launch of the latest addition to the Lindblad-National Geographic fleet.”

“We are pleased to have been chosen as a partner for this exciting project. Lindblad is an innovative company and a frontrunner in the exploration cruise industry. We look forward to turning this project into reality together with Lindblad and their partners,” stated Gunvor Ulstein, CEO at Ulstein Group.

About Lindblad Expeditions Holdings, Inc.

Lindblad Expeditions Holdings, Inc. is an expedition travel company that works in partnership with National Geographic to inspire people to explore and care about the planet. The organizations work in tandem to produce innovative marine expedition programs and to promote conservation and sustainable tourism around the world. The partnership’s educationally oriented voyages allow guests to interact with and learn from leading scientists, naturalists and researchers while discovering stunning natural environments, above and below the sea, through state-of-the-art exploration tools.

About Ulstein Group

ULSTEIN has 600 employees and is headquartered in Ulsteinvik, Norway. ULSTEIN delivers products and services within ship design, shipbuilding and equipment packages to the international market. In 2017, they celebrate their 100-year anniversary. Throughout a century they have created tomorrow’s solutions for sustainable marine operations together with their partners.

About National Geographic Partners LLC

National Geographic Partners LLC (NGP), a joint venture between National Geographic and 21st Century Fox, is committed to bringing the world premium science, adventure and exploration content across an unrivaled portfolio of media assets. NGP combines the global National Geographic television channels (National Geographic Channel, Nat Geo WILD, Nat Geo MUNDO, Nat Geo PEOPLE) with National Geographic’s media and consumer-oriented assets, including National Geographic magazines; National Geographic studios; related digital and social media platforms; books; maps; children’s media; and ancillary activities that include travel, global experiences and events, archival sales, licensing and ecommerce businesses. Furthering knowledge and understanding of our world has been the core purpose of National Geographic for 129 years, and now we are committed to going deeper, pushing boundaries, going further for our consumers … and reaching over 760 million people around the world in 172 countries and 43 languages every month as we do it. NGP returns 27 percent of our proceeds to the nonprofit National Geographic Society to fund work in the areas of science, exploration, conservation and education. For more information visit natgeotv.com or nationalgeographic.com, or find us on Facebook, Twitter, Instagram, Google+, YouTube, LinkedIn and Pinterest.

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